Exhibit 99.1

Webcast:	Today, July 29, 2011 at 11:00 a.m. ET
www.bbgi.com

Replay information provided below

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP SECOND QUARTER

NET REVENUE RISES 2.3% TO $25.5 MILLION

- Higher Quarterly Revenue and Flat Station Operating Expenses

Drive 7.2% Increase in Station Operating Income while Net Income

Grows 37.7% Reflecting Lower Interest Expense -

NAPLES, Florida, July 29, 2011 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three- and six-month periods ended June 30, 2011 as summarized below:

Summary of Second Quarter and Year-to-date Results

In millions, except per share data	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	Change	2011	2010	Change
Net revenue	$25.5	$24.9	2.3%	$48.6	$46.8	3.8%
Station operating income (SOI - non-GAAP)	9.1	8.5	7.2%	16.7	14.5	14.9%
Operating income	6.4	5.8	10.9%	11.4	9.1	24.5%
Net income	2.8	2.0	37.7%	4.4	2.6	69.9%
Net income per diluted share	$0.12	$0.09	33.3%	$0.19	$0.11	72.7%

The $0.6 million, or 2.3% increase in net revenue during the three months ended June 30, 2011, compared with the same period in 2010 was primarily attributable to net revenue increases at the Company’s Miami-Fort Lauderdale and Philadelphia market clusters. In aggregate 2011 second quarter net revenue at the company’s nine other market clusters was comparable with levels in the second quarter of 2010.

The $0.6 million, or 10.9% year-over-year improvement in 2011 second quarter operating income is primarily attributable to the year-over-year revenue growth as total operating expenses during the period were flat with second quarter 2010 levels. Second quarter 2011 station operating income (SOI), a non-GAAP financial measure, rose $0.6 million, or 7.2%, to $9.1 million compared with the 2011 second quarter based on the revenue growth and flat station operating expenses.

The 37.7% and 33.3% growth in 2011 second quarter net income and net income per basic and diluted share, respectively reflects the rise in operating income in the period and a $0.7 million, or 26.6% reduction in interest expense as a result of lower outstanding credit facility balances and the expiration of a swap agreement at the end of the 2011 first quarter. These factors more than offset a $0.5 million, or 36.2%, increase in income tax expense.

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Beasley Broadcast Group, 7/29/11	page 2

Please refer to the “Calculation of SOI,” “Reconciliation of SOI to Net Income,” “Calculation of Same- Station SOI,” and “Reconciliation of Same-Station SOI to Net Income” tables at the end of this announcement for a discussion regarding SOI calculations.

George G. Beasley, Chairman and Chief Executive Officer, commented on the results, “Beasley Broadcast Group extended its record of revenue growth with a 2.3% net revenue improvement in the 2011 second quarter as station clusters in our two largest markets — Miami and Philadelphia — significantly out-performed their markets. Beasley’s second quarter results mark our fifth consecutive quarter of same station revenue growth, which combined with ongoing expense management, led to our sixth consecutive quarter of station operating income and margin gains. Notwithstanding the concerns of further slowdowns in the U.S. economy and revenue volatility in our markets, we generated a 4.1% rise in same station revenue during the first half of 2011.

“Our streamlined cost and operating structure continues to deliver significant operating leverage, solid cash flow growth and margin improvements even during periods of modest revenue increases. During the quarter, we held station operating expenses and total operating expenses flat which resulted in a 7.2% rise in station operating income and a nearly 11% increase in operating income. The revenue growth combined with expense discipline drove station operating income margins to 35.7% from 34% in the year ago period.

“During the second quarter, we further strengthened our balance sheet as we made repayments totaling $3.1 million against the credit facility which reduced total bank debt to $135.7 million at June 30 compared with $142.0 million at the end of 2010. The combination of lower outstanding credit facility balances and the expiration of a swap agreement led to a nearly 27% year-over-year decline in interest expense which contributed to net income and earnings per share growth of approximately 38% and 33%, respectively. We ended the second quarter with our lowest leverage since mid-2006 and remain committed to using cash from operations to further lower debt and other initiatives which can enhance shareholder value.

“We believe our success in consistently achieving profitable revenue growth reflects our focus on our core on-air programming and our ability to build digital extensions for our core content and applications that heighten listener engagement and deliver innovative marketing solutions to advertisers. Looking forward, we remain focused on our station clusters matching or exceeding their market’s revenue performance, and further addressing the balance sheet through continued reductions in borrowings. Notwithstanding our optimism for radio’s growing relevancy in the digital world and our future prospects, near-term results are being impacted by uncertainty related to the domestic and world economies, as well as comparisons with the year-ago period which included political spending.”

Webcast Information

The Company will host a webcast today, July 29, 2011, at 11:00 a.m. ET to discuss its financial results and operations. Interested parties may access the webcast at the Company’s web site at www.bbgi.com. Following its completion, a replay of the webcast can be accessed for five days on the Company’s web site, www.bbgi.com.

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns and operates 42 stations (26 FM and 16 AM) located in eleven large- and mid-size markets in the United States. The Company also provides management services to two FM stations in Las Vegas for which it has an option to purchase, and operates one station in the expanded AM band in Augusta, GA.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

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Beasley Broadcast Group, 7/29/11	page 3

Same-station results, as presented herein, compare stations operated by the Company throughout all periods presented in the following tables. For the six months ended June 30, 2011 and 2010, same-station results exclude revenue and costs related to the non-renewal of certain sports programming rights for the Company’s Miami-Fort Lauderdale market cluster.

SOI and same-station SOI are financial measures of performance that are not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use these non-GAAP financial measures for internal budgeting purposes. We also use SOI to make decisions as to the acquisition and disposition of radio stations. SOI and same-station SOI excludes corporate-level costs and expenses and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

SOI is a measure widely used in the radio broadcast industry. While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies. We also believe that providing SOI on a same-station basis is a useful measure of our performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods. This allows investors to measure the performance of radio stations we owned and operated during the entirety of two operating periods being compared.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2010. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: a continuation or worsening of the current economic downturn and regulatory changes, the effect of radio station acquisitions or dispositions that we may make, the loss of key personnel, a downturn in the performance of our radio stations, our substantial debt levels and changes in the radio broadcast industry generally. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of July 29, 2011, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

-tables follow-

Beasley Broadcast Group, 7/29/11	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net revenue	$25,514,187	$24,933,353	$48,566,289	$46,778,297

Operating expenses:
Station operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below) (1) (2)	16,417,577	16,444,706	31,849,558	32,231,311
Corporate general and administrative (including stock-based compensation) (3)	2,042,147	2,012,224	4,099,003	4,069,950
Depreciation and amortization	616,061	671,919	1,235,253	1,335,584

Total operating expenses	19,075,785	19,128,849	37,183,814	37,636,845
Operating income	6,438,402	5,804,504	11,382,475	9,141,452

Non-operating income (expense):
Interest expense	(1,847,733)	(2,516,468)	(4,214,572)	(5,051,617)
Other income (expense), net	113,798	143,844	114,593	257,628

Income before income taxes	4,704,467	3,431,880	7,282,496	4,347,463
Income tax expense	1,891,648	1,389,313	2,920,281	1,780,267

Net income	$2,812,819	$2,042,567	$4,362,215	$2,567,196

Basic and diluted net income per share	$0.12	$0.09	$0.19	$0.11

Basic common shares outstanding	22,601,496	22,482,173	22,582,884	22,457,072

Diluted common shares outstanding	22,651,201	22,533,366	22,637,976	22,499,257

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $9,420 and $23,326 for the three months ended June 30, 2011 and 2010, respectively and $22,650 and $50,433 for the six months ended June 30, 2011 and 2010, respectively.
(3)	Includes stock-based compensation of $162,561 and $225,994 for the three months ended June 30, 2011 and 2010, respectively and $302,910 and $476,077 for the six months ended June 30, 2011 and 2010, respectively.

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Beasley Broadcast Group, 7/29/11	page 5

Selected Balance Sheet Data - Unaudited

(in thousands)

	June 30, 2011	December 31, 2010
Cash and cash equivalents	$11,907	$10,660
Working capital	19,008	16,962
Total assets	254,666	253,012
Long term debt, less current installments	128,392	135,064
Total stockholders’ equity	67,432	62,226

Selected Statement of Cash Flows Data - Unaudited

	Six Months Ended June 30,
	2011	2010
Net cash provided by operating activities	$8,895,402	$7,280,208
Net cash used in investing activities	(1,284,808)	(306,454)
Net cash used in financing activities	(6,363,379)	(4,943,733)

Net increase in cash and cash equivalents	$1,247,215	$2,030,021

Calculation of SOI - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net revenue	$25,514,187	$24,933,353	$48,566,289	$46,778,297
Station operating expenses	(16,417,577)	(16,444,706)	(31,849,558)	(32,231,311)

SOI	$9,096,610	$8,488,647	$16,716,731	$14,546,986

Reconciliation of SOI to Net Income - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
SOI	$9,096,610	8,488,647	$16,716,731	$14,546,986
Corporate general and administrative	(2,042,147)	(2,012,224)	(4,099,003)	(4,069,950)
Depreciation and amortization	(616,061)	(671,919)	(1,235,253)	(1,335,584)
Interest expense	(1,847,733)	(2,516,468)	(4,214,572)	(5,051,617)
Other income (expenses), net	113,798	143,844	114,593	257,628
Income tax expense	(1,891,648)	(1,389,313)	(2,920,281)	(1,780,267)

Net income	$2,812,819	$2,042,567	$4,362,215	$2,567,196

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Beasley Broadcast Group, 7/29/11	page 6

Calculation of Same-Station SOI - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Reported net revenue	$25,514,187	$24,933,353	$48,566,289	$46,778,297
Non-renewal of certain Miami sports programming rights	—	—	—	(106,013)

Same-station net revenue	$25,514,187	$24,933,353	$48,566,289	$46,672,284

Reported station operating expenses	$16,417,577	$16,444,706	$31,849,558	$32,231,311
Non-renewal of certain Miami sports programming rights	—	—	—	(155,486)

Same-station operating expenses	$16,417,577	$16,444,706	31,849,558	$32,075,825

Same-station net revenue	$25,514,187	$24,933,353	$48,566,289	$46,672,284
Same-station operating expenses	16,417,577	16,444,706	31,849,558	32,075,825

Same-station SOI	$9,096,610	$8,488,647	$16,716,731	$14,596,459

Reconciliation of Same-Station SOI to Net Income - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Same-station SOI	9,096,610	$8,488,647	$16,716,731	$14,596,459

Same-station net revenue adjustment	—	—	—	106,013

Same-station station operating expenses adjustment	—	—	—	(155,486)
Corporate general and administrative	(2,042,147)	(2,012,224)	(4,099,003)	(4,069,950)

Depreciation and amortization	(616,061)	(671,919)	(1,235,253)	(1,335,584)
Interest expense	(1,847,733)	(2,516,468)	(4,214,572)	(5,051,617)
Other income (expenses), net	113,798	143,844	114,593	257,628
Income tax expense	(1,891,648)	(1,389,313)	(2,920,281)	(1,780,267)

Net income	$2,812,819	$2,042,567	$4,362,215	$2,567,196

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